UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2003

MIDWEST GENERATION, LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-59348	33-0868558
(State or other jurisdiction of	(Commission file	(I.R.S. employer
incorporation or organization)	number)	identification no.)

One Financial Place
440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605
(Address of principal executive offices, including zip code)

312-583-6000
(Registrant’s telephone number, including area code)

Items 1 through 4 and 6 through 12 are not included because they are inapplicable.

This current report includes forward-looking statements. Midwest Generation has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Midwest Generation’s control. Midwest Generation has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 5.  Other Events

Standard & Poor’s Downgrade

On October 28, 2003, Standard & Poor’s Ratings Service downgraded the credit rating of Midwest Generation LLC’s parent company, Edison Mission Midwest Holdings Co. (syndicated loan facility to B from BB-). Midwest Generation is a guarantor of the borrowings by Edison Mission Midwest Holdings under a $1.869 billion credit agreement, which consists of a $911 million tranche maturing in December 2003 and an $808 million tranche maturing in December 2004. Standard & Poor’s also lowered the credit ratings on Midwest Generation’s indirect parent, Edison Mission Energy (EME) (senior unsecured debt to B from BB-), and on the pass-through certificates related to the sale-leaseback of Midwest Generation’s Powerton Station and Joliet Station (to B from BB-) and the senior secured bank facility related to the sale-leaseback of Midwest Generation’s Collins facility (to B from BB-). The ratings remain on CreditWatch with negative implications, where they were placed on October 16, 2003.

These ratings actions do not trigger any defaults under Edison Mission Midwest Holdings’ credit facilities or those of the other affected entities. However, as a result of the ratings action affecting Edison Mission Midwest Holdings, cash currently on deposit in the cash flow recapture account (approximately $245 million after depositing the third quarter excess cash flow of $167 million in October 2003) is now required to be used to prepay indebtedness of Edison Mission Midwest Holdings, with the amount of such prepayment to be applied ratably to the $911 million and $808 million tranches of Edison Mission Midwest Holdings’ indebtedness. In the future, so long as the ratings event continues, amounts of excess cash flow deposited in the cash flow recapture account at the end of each calendar quarter will be used to prepay, pro rata, amounts then outstanding under the Edison Mission Midwest Holdings bank facilities.

At September 30, 2003, Edison Mission Midwest Holdings, and its subsidiary Midwest Generation, had liquidity of $361 million comprised of approximately $211 million in cash (which amount does not include the $167 million of cash deposited in October 2003 in the cash flow recapture account and the $78 million already in the cash flow recapture account) and $150 million available under a line of credit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midwest Generation, LLC

(Registrant)

Date:	October 28, 2003	/s/ Kevin M. Smith
KEVIN M. SMITH Manager, Vice President and Treasurer